                                                                          Exhibit 21

Subsidiaries of Carter’s, Inc.

The William Carter Company is incorporated in Massachusetts

OshKosh B’Gosh Inc. is incorporated in Delaware

Carter’s Retail, Inc. is incorporated in Delaware

TWCC Product Development and Sales, Inc. is incorporated in Delaware

Carter’s Giftcard Company, Inc. is incorporated in Florida

The Genuine Canadian Corp. is incorporated in Ontario, Canada

Carter’s Canadian Holdings, LLC  is formed in Delaware